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                                   EXHIBIT 5

                               THE ROUSE COMPANY

                                February 2, 2001

The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland  21044-3456

Ladies and Gentlemen:

     I am the duly elected and acting General Counsel and Secretary of The Rouse Company (the "Corporation") and I have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 7,000,000 shares of Common Stock of the Corporation, par value $0.01 per share (the "Common Stock") for issuance pursuant to The Rouse Company 1999 Stock Incentive Plan (the "Plan").

     In this capacity, I have examined (i) the charter and by-laws of the Corporation, (ii) the corporate proceedings authorizing the issuance of 7,000,000 shares of Common Stock pursuant to the Plan, (iii) the Plan, and (iv) such other documents and instruments as I have considered necessary in the rendering of the opinions hereinafter set forth.

     Based upon the foregoing I am of the opinion that:

     1. The Corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Maryland.

     2. Upon issuance of shares of Common Stock pursuant to the Plan, such shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to my opinion under Item 5 of this Registration Statement.


                                    Very truly yours,

                                    /s/ Gordon H. Glenn
                                    Gordon H. Glenn